Exhibit 99.2

For Immediate Release

Eagle Pharmaceuticals Achieves Milestone to Receive $15 Million Payment for Approval of BENDEKA

-The Company will receive a 20% royalty on net sales of BENDEKA-

WOODCLIFF LAKE, N.J. — December 8,  2015 — Eagle Pharmaceuticals, Inc. (“Eagle” or “the Company”) (Nasdaq: EGRX) announced that it has achieved the milestone which entitles the Company to receive a $15 million payment from Teva Pharmaceuticals Industries Ltd. resulting from the U.S. Food and Drug Administration (“FDA”) approval of BENDEKA™, (bendamustine hydrochloride) injection, a liquid, low-volume (50 mL) and short-time 10-minute infusion formulation of bendamustine for the treatment of patients with chronic lymphocytic leukemia (“CLL”) and for the treatment of patients with indolent B-cell non-Hodgkin lymphoma (“NHL”) that has progressed during or within six months of treatment with rituximab or a rituximab-containing regimen.

The Company will receive a 20% royalty on net sales of BENDEKA. In addition, Eagle may earn an incremental step-up royalty upon the achievement of future milestones.

“We look forward to Teva’s successful commercialization of this new treatment option. We believe the $15 million milestone payment triggered by  approval, coupled with  future royalties of 20% on Teva’s net sales of BENDEKA, will expedite Eagle’s ability to deliver long-term, sustainable growth,” stated Scott Tarriff, President and Chief Executive Officer of Eagle Pharmaceuticals.

BENDEKA was granted Orphan Drug Designations for both CLL and indolent B-cell NHL.

Under the February 2015 exclusive license agreement for BENDEKA, Teva is responsible for all U.S. commercial activities for the product including promotion and distribution.

About Eagle Pharmaceuticals, Inc.

Eagle is a specialty pharmaceutical company focused on developing and commercializing injectable products that address the shortcomings, as identified by physicians, pharmacists and other stakeholders, of existing commercially successful injectable products. Eagle’s strategy is to utilize the FDA’s 505(b)(2) regulatory pathway.  Additional information is available on the company’s website at www.eagleus.com.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended and other securities laws. Forward-looking statements are statements that are not historical facts. Words such as “will,” “may,” “intends,” “anticipate(s),” “plan,” “enables,” “potentially,” “entitles,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding future events including, but not limited to: ADD IN HERE; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to manufacturing facilities, products and/or businesses; and other factors that are discussed in Eagle’s Annual Report on Form 10-K for the year ended September 30, 2014, and its other filings with the U.S. Securities and Exchange Commission. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond Eagle’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks include, but are not limited to risks described in Eagle’s filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

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